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                                  ROHR, INC.
                       (FORMERLY ROHR INDUSTRIES, INC.)

                                      and

                      THE FIRST NATIONAL BANK OF CHICAGO
                                 Rights Agent


                                AMENDMENT NO. 1
                                      to
                     AMENDED AND RESTATED RIGHTS AGREEMENT
                           Dated as of April 6, 1990

                               February 22, 1996


          The undersigned do hereby amend the Amended and Restated Rights Agreement dated as of April 6, 1990, by and between Rohr, Inc., formerly Rohr Industries, Inc., a Delaware Corporation, and The First National Bank of Chicago, a national banking association (the "Rights Agent"), as set forth herein. Capitalized terms used herein which are defined in the Agreement are intended to have the meanings set forth therein.

          1. The following exception (iii) shall be added to the definition of "Acquiring Person" in Section 1(a), at the end of the first sentence thereof:

             "(iii) J. P. Morgan & Co., Incorporated, for so long as the number of voting Shares Beneficially Owned by it does not exceed 3,899,156."

          2. The following sentence shall be added at the end of Section 3(a):

             "Notwithstanding the foregoing, no Distribution Date shall be deemed to have occurred by reason of the public announcement (including the public announcement prior to the date hereof) that
             J. P. Morgan & Co., Incorporated, has acquired Beneficial Ownership of Voting Shares not exceeding 3,899,156 in number."

          3. The definition of "Final Expiration Date" in Section 7(b) shall be changed to August 25, 1999.

          4. The following paragraph (c) shall be added at the end of Section
28:

          "(c) Prior to the Final Expiration Date, not less frequently than every three years, the Company shall provide for holders of Voting Shares to vote, on an advisory basis, on the question of whether the Final Expiration Date should


                                                                     EXHIBIT 4.7
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          be extended or whether the Agreement should be allowed to expire in accordance with its terms. Any such vote shall be nonbinding, shall be solely for consideration by the Board of Directors, and shall have no legal effect whatsoever."

          IN WITNESS WHEREOF, the parties hereto have caused this amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


ATTEST                                 ROHR, INC.
                                       (FORMERLY ROHR INDUSTRIES, INC.)


     /s/ WILLIAM BILLINGSLEA, JR.           /s/ RICHARD W. MADSEN
By: _________________________________  By: _______________________________
    Name:   William Billingslea, Jr.       Name:  Richard W. Madsen
    Title:  Corporate Counsel and          Title: Vice President, General
            Assistant Secretary                   Counsel and Secretary


ATTEST                                 THE FIRST NATIONAL BANK OF CHICAGO



     /s/ THOMAS A. FERRARI                  /s/ KEVIN J. LAURITA
By: _____________________________      By: _______________________________
    Name:  Thomas A. Ferrari               Name:  Kevin J. Laurita
    Title  Vice President                  Title: Assistant Vice President